EXHIBIT 11

                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                 (In thousands, except share and per share data)

                                                                                Years Ended January 31,
                                                                                1996               1997
                                                                                ----               ----
Net income                                                                      $    1,083   $    2,313
Add - interest on convertible debt                                                      53         --
                                                                                ----------   ----------
Net income for primary income per common share                                  $    1,136   $    2,313
                                                                                ==========   ==========

Weighted average number of common shares outstanding
    during the year                                                              1,048,981    2,651,964

Add conversion of debt to common shares                                            494,218         --

Add common  equivalent  shares  (determined  using the treasury stock method) representing shares issuable upon exercise of
    incentive stock options and warrants                                            57,981      190,796

                                                                                ----------   ----------
Weighted average number of shares used in calculation
    of primary earnings per share                                                1,601,180    2,842,760
                                                                                ==========   ==========

Primary earnings per share                                                             .71          .81
                                                                                ==========   ==========